UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2012

Cousins Properties Incorporated

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation)

001-11312

(Commission File Number)

58-0869052

(IRS Employer Identification Number)

191 Peachtree Street, Suite 500, Atlanta, Georgia 30303-1740

(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 407-1000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 28, 2012, Cousins Properties Incorporated and certain subsidiaries (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “New Facility”) to its $350 million senior unsecured revolving line of credit, which replaces the Amended and Restated Credit Agreement dated August 29, 2007 (as amended through February 28, 2012, the “Existing Facility”).

The New Facility amends the Existing Facility by, among other things, extending the maturity date from August 29, 2012 to February 28, 2016, with an additional one-year extension option with the payment of a fee. It also adds an accordion feature permitting the amount available to increase by up to $150 million, under certain conditions and in specified increments, for a total available of $500 million.

The New Facility is led by Bank of America, N.A. as Administrative Agent and L/C Issuer and JPMorgan Chase Bank, N.A. as Syndication Agent and L/C Issuer. Wells Fargo Bank, N.A., PNC Bank, N.A., U.S. Bank N.A. and SunTrust Bank are Co-Documentation Agents. Four additional lending institutions are also parties thereto.

The New Facility contains certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 2.00; a fixed charge coverage ratio of at least 1.40, increasing to 1.50 during any extension period; and maximum leverage of no more than 60%.

The New Facility also reduces the Company’s interest rate spreads on borrowings as compared to the Existing Facility. The Company may borrow funds at an interest rate, at its option, calculated as either (1) the current Eurodollar rate plus the applicable spread as detailed below or (2) the greater of Bank of America’s prime rate, the Federal Funds Rate plus 0.50% or the one-month Eurodollar Rate plus 1.0% (the “Base Rate”), plus the applicable spread as detailed below. The Company also pays a fee on the total commitment under the New Facility. The pricing spreads and the Facility Fee under the agreement are as follows:

Leverage Ratio	Applicable % for Eurodollar Rate	Applicable % for Base Rate	Facility Fee %
≤ 40%	1.50%	0.50%	0.20%
>40% but ≤ 50%	1.60%	0.60%	0.25%
>50% but ≤ 55%	1.90%	0.90%	0.35%
>55% but ≤ 60%	2.10%	1.10%	0.40%

Interest is due periodically as defined by the New Facility and principal is due in full upon maturity. Proceeds from the New Facility are intended to be utilized for acquisitions, development, or renovation of real estate properties; to repay existing debt; as working capital in the ordinary course of business; and for other general corporate purposes.

The New Facility also includes customary events of default, including, but not limited to, the failure to pay any interest or principal when due, the failure to perform covenants of the New Facility, incorrect or misleading representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and certain judgment defaults. The amounts outstanding under the New Facility may be accelerated upon certain events of default.

A copy of the New Facility is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of February 28, 2012, among Cousins Properties Incorporated as the Principal Borrower (and the Borrower Parties, as defined, and the Guarantors, as defined); Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer; JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer; Wells Fargo Bank, N.A., PNC Bank, N. A., U.S. Bank National, N. A., and SunTrust Bank, as Co-Documentation Agents; Merrill Lynch, Pierce, Fenner & Smith Inc. and J.P. Morgan Securities LLC as Joint Lead Arrangers and Joint Bookrunners; and the Other Lenders Party Hereto.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2012

COUSINS PROPERTIES INCORPORATED

By:	/s/ Gregg D. Adzema
Gregg D. Adzema
Executive Vice President and Chief Financial Officer